UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/02/2005

First State Bancorporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-12487

New Mexico	85-0366665
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7900 Jefferson NE
Albuquerque, NM 87109
(Address of Principal Executive Offices, Including Zip Code)

505-241-7500
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[X]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On September 2, 2005, First State Bancorporation, a New Mexico corporation ("First State"), New Mexico Financial Corporation, a New Mexico corporation ("NMFC") and Ranchers Banks, a New Mexico state chartered bank and a wholly owned subsidiary of NMFC ("Ranchers"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, NMFC will merge (the "Merger") with and into First State with First State surviving.

Under the terms of the Merger Agreement, NMFC stockholders will have the option to elect to receive First State common stock or cash consideration in place of First State common stock, subject to proration if either cash or stock is oversubscribed. Concurrently with the Merger, First State Bank N.M., a New Mexico state chartered bank and a wholly owned subsidiary of First State, and Ranchers Banks will enter into a subsidiary merger agreement where Ranchers Banks will merge with and into First State Bank N.M. with First State Bank N.M. surviving.

The completion of the Merger is subject to various customary closing conditions, including obtaining the approval of NMFC's stockholders and the receipt of applicable regulatory approvals. In the event of a termination of the Merger Agreement under certain circumstances, First State or NMFC may be required to pay the other a termination fee as set forth in the Merger Agreement.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety and the foregoing description of the Merger is qualified in its entirety by reference to such press release. First State will file the information required by Item 1.01 in a separate Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.
      Exhibit 99.1 First State Bancorporation press release dated September 2, 2005

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

First State Bancorporation

Date: September 02, 2005.	By:	/s/ H. Patrick Dee
H. Patrick Dee
Executive Vice President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	First State Bancorporation press release dated September 2, 2005